SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                                 CURRENT REPORT

      PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

   Date of Initial Report (Date of earliest event reported) to which this form
                      8-K/A is an amendment: October 2, 1998




                Commission file numbers 333-42411 and 333-42411-01
                --------------------------------------------------

                               GLENOIT CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                                              13-3862561
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification Number)

                            GLENOIT ASSET CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                                                    51-0343206
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                         Identification Number)

                              111 West 40th Street
                            New York, New York 10018
                            Telephone: (212) 391-3915

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               GLENOIT CORPORATION
                          Amendment No. 1 on Form 8-K/A
                                       to
                           Current Report on Form 8-K

                                  Introduction

      This Amendment No. 1 on Form 8-K/A (this "Amendment") is being filed by Glenoit Corporation and Glenoit Asset Corporation (together the "Company") to amend Item 7 of the Company's Current Report on Form 8-K dated October 2, 1998 (the "Initial Report") relating to the acquisition on October 2, 1998 of American Pacific Enterprises, Inc. (the "APE Acquisition"). Pursuant to the instructions to Item 7 of Form 8-K, the Company is filing this Amendment (not later than 60 days after the date that the Initial Report was required to be filed) in order to include the financial statements and proforma financial information required with respect to the APE Acquisition. Pursuant to Rule 12b-15 of the SEC Rules, the complete text of Item 7, as amended, is set forth herein.

Item 7.           Financial Statements and Exhibits

(a)   Financial Statements of businesses acquired.
                  Independent Auditors' Report...............................F-1
                  Consolidated Balance Sheets of American Pacific Enterprises,
                     Inc. and Subsidiary as of December 31, 1997 and
                     1996....................................................F-2
                  Consolidated Statements of Net Income of American Pacific
                     Enterprises, Inc. and Subsidiary for the years ended
                     December 31, 1997, 1996 and 1995........................F-3
                  Consolidated Statements of Shareholders' Equity of American
                     Pacific Enterprises, Inc. and Subsidiary for the years
                     ended December 31, 1997, 1996 and 1995..................F-4
                  Consolidated Statements of Cash Flows of American Pacific
                     Enterprises, Inc. and Subsidiary for the years ended
                     December 31, 1997, 1996 and 1995........................F-5
                  Notes to Consolidated Financial Statements of American Pacific
                     Enterprises, Inc. and Subsidiary........................F-6
                  Consolidated Balance Sheet of American Pacific Enterprises,
                     Inc., and Subsidiaries as of October 2, 1998
                     (Unaudited)............................................F-11
                  Consolidated Statement of Net Income of American Pacific
                     Enterprises, Inc. and Subsidiaries for the nine months
                     ended October 2, 1998 (Unaudited)......................F-12
                  Consolidated Statement of Shareholders' Equity of American
                     Pacific Enterprises, Inc. and Subsidiaries for the nine
                     months Ended October 2, 1998 (Unaudited)...............F-13
                  Consolidated Statement of Cash Flows of American Pacific
                     Enterprises, Inc. and Subsidiaries for the nine months
                     ended October 2, 1998 (Unaudited)......................F-14
                  Notes to Condensed Consolidated Financial Statements
                     (Unaudited)............................................F-15

(b) The unaudited proforma financial information furnished herein reflects the effect of the acquisition of American Pacific Enterprises, Inc. on the consolidated financial statements of Glenoit Corporation.
                  Unaudited Proforma Consolidated Statement of Income for the
                     nine months ended October 3, 1998......................F-21
                  Unaudited Proforma Consolidated Statement of Income for the
                     fiscal year ended January 3, 1998......................F-22

(c) The exhibits furnished in connection with this Report are as follows:

      Exhibit Number    Description
      --------------    -----------
       2.1              Stock Purchase Agreement, dated October 2, 1998, among
                        Glenoit Corporation, American Pacific Enterprises, Inc.,
                        Steven J. Block, Jeffrey J. Block and Gregory D. Block is hereby incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K dated October
                        2, 1998.


       4.1 Second Amendment and Waiver to the Credit Agreement, dated October 2, 1998, among Glenoit Corporation, the banks, financial institutions and other institutional lenders parties to the Credit Agreement and Banque Nationale de Paris, as Agent is hereby incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated October 2, 1998.

      23.1              Consent of KPMG Peat Marwick LLP.

      99.1 Company Press Release dated October 2, 1998 is hereby incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-K dated October 2, 1998.

The Registrant hereby undertakes to furnish supplementally a copy of any schedule or exhibit to the Stock Purchase Agreement omitted herefrom, as permitted by Item 601(b)(2) of Regulation S-K, to the Commission upon request.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:      December 11, 1998
                                        GLENOIT CORPORATION


                                        By            /S/ LESTER D. SEARS
                                          -------------------------------
                                          Lester D. Sears
                                          Executive Vice President and
                                          Chief Financial Officer
                                          (On behalf of the Registrant and as
                                          Principal Financial and Accounting
                                          Officer)




                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:      December 11, 1998
                                        GLENOIT ASSET CORPORATION




                                        By            /S/ LESTER D. SEARS
                                          -------------------------------
                                          Lester D. Sears
                                          Executive Vice President and
                                          Chief Financial Officer
                                          (On behalf of the Registrant and as
                                          Principal Financial and Accounting
                                          Officer)

                          Independent Auditors' Report

To the Shareholders of
American Pacific Enterprises, Inc.:

We have audited the accompanying consolidated balance sheets of American Pacific Enterprises, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of net income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Pacific Enterprises, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                    /s/ KPMG Peat Marwick LLP
Columbus, Ohio
March 6, 1998

   AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 1997 and 1996

                    Assets                          1997         1996
                    ------                          ----         ----
Current assets:
   Cash                                     $    502,990  $   597,280
   Trade accounts receivable, net              8,341,396    4,742,072
   Due from affiliates                           134,851       28,090
   Inventories                                13,419,318   12,255,603
   Prepaid expenses and other current assets     262,875      164,586
   Refundable income taxes                             0        6,397
                                            ------------  -----------
Total current assets                          22,661,430   17,794,028
                                            ------------  -----------
Property and equipment, at cost:
   Warehouse and office equipment              1,865,912    1,469,624
   Office furniture and fixtures                 139,494      262,964
   Leasehold improvements                         91,138      100,369
                                            ------------  -----------
                                               2,096,544    1,832,957
   Less accumulated depreciation and
    amortization                            (  1,307,667 )( 1,121,674)
                                            ------------  -----------
                                                 788,877      711,283
Deposits and other                                77,717       97,351
                                            ------------  -----------
Total assets                                $ 23,528,024  $18,602,662
                                            ============  ===========

                    Liabilities and Shareholders' Equity
Current liabilities:
   Line of credit                           $  2,655,033  $ 3,112,000
   Current portion of notes payable
    to related parties                         4,010,354      344,940
   Current portion of notes payable                    0      103,665
   Accounts payable                            1,621,115    1,470,454
   Accrued compensation                          521,821       61,804
   Accrued liabilities                           889,346      526,369
                                            ------------  -----------
Total current liabilities                      9,697,669    5,619,232
                                            ------------  -----------
Notes payable to related parties,
  net of current portion                               0    3,500,000
                                            ------------  -----------
Total liabilities                              9,697,669    9,119,232

Shareholders' equity:
   Common stock, no par value; 750
      shares authorized, 100 shares
      issued and outstanding                       1,000        1,000
   Retained earnings                          13,829,355    9,482,430
                                            ------------  -----------
Total shareholders' equity                    13,830,355    9,483,430
                                            ------------  -----------
Contingencies (note 8)
                                            ------------  -----------
Total liabilities and shareholders' equity  $ 23,528,024  $18,602,662
                                            ============  ===========


See accompanying notes to consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Consolidated Statements of Net Income
Years ended December 31, 1997, 1996, and 1995

                                         1997          1996          1995
                                         ----          ----          ----

Net sales                            $57,907,815   $50,808,545   $56,535,180
Cost of sales                         34,727,912    34,698,749    36,869,888
                                     -----------   -----------   -----------

Gross profit                          23,179,903    16,109,796    19,665,292

Operating expenses                    14,958,782    13,735,976    14,079,144
                                     -----------   -----------   -----------

Operating income                       8,221,121     2,373,820     5,586,148

Interest expense                         711,293       908,575     1,732,988
                                     -----------   -----------   -----------

Income before income taxes             7,509,828     1,465,245     3,853,160

State and local income tax expense       111,156        65,443       111,813
                                     -----------   -----------   -----------

Net income                           $ 7,398,672   $ 1,399,802   $ 3,741,347
                                     ===========   ===========   ===========

See accompanying notes to consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY

Consolidated Statements of Shareholders' Equity

Years ended December 31, 1997, 1996, and 1995

----------------------------------------------------------------------------------------
                                     Common Stock                            Total
                                  ------------------      Retained         Shareholders'
                                   Shares    Amount       Earnings           Equity
----------------------------------------------------------------------------------------
Balance at December 31, 1994           100 $   1,000      9,196,131         9,197,131
Distributions to shareholders                            (2,854,605 )     ( 2,854,605 )
Net income                                                3,741,347         3,741,347
----------------------------------------------------------------------------------------
Balance at December 31, 1995           100     1,000     10,082,873        10,083,873
Distributions to shareholders                            (2,000,245 )     ( 2,000,245 )
Net income                                                1,399,802         1,399,802
----------------------------------------------------------------------------------------
Balance at December 31, 1996           100     1,000      9,482,430         9,483,430
Distributions to shareholders                            (3,051,747 )     ( 3,051,747 )
Net income                                                7,398,672         7,398,672
----------------------------------------------------------------------------------------
Balance at December 31, 1997           100 $   1,000      13,829,355       13,830,355
----------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 1997, 1996, and 1995

                                                              1997           1996            1995
                                                              ----           ----            ----
Cash flows from operating activities:
   Net income                                         $  7,398,672    $  1,399,802    $  3,741,347
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization of property
            and equipment                                  298,263         411,679         591,093
         Loss on disposal of property and equipment        254,686          97,191           5,962
         Changes in certain assets and liabilities:
            Accounts receivable                         (3,599,324)      1,539,671       1,400,774
            Inventories                                 (1,163,715)        872,283       3,226,299
            Prepaid expenses and other
             current assets                                (98,289)         (5,310)         47,246
            Refundable income taxes                          6,397          33,967          77,268
            Deposits and other                              19,634          71,265         (84,387)
            Accounts payable                               150,661        (312,619)       (123,643)
            Accrued liabilities                            822,994        (100,079)       (433,197)
                                                      ------------    ------------    ------------
Net cash provided by operating activities                4,089,979       4,007,850       8,448,762
                                                      ------------    ------------    ------------

Cash flows from investing activities:
   Capital expenditures for property and
    equipment                                             (630,543)       (358,004)       (183,623)
   Advances to affiliates, net                            (106,761)        681,794          64,978
                                                      ------------    ------------    ------------

Net cash provided by (used in) investing activities       (737,304)        323,790        (118,645)
                                                      ------------    ------------    ------------

Cash flows from financing activities:
   Proceeds from borrowings under line of credit        54,846,626      53,723,413      54,746,380
   Payments on borrowings under line of credit         (55,303,593)    (55,324,640)    (58,137,731)
   Payments on notes payable                              (248,605)       (930,377)     (1,887,312)
   Distributions to shareholders                        (2,741,393)     (1,905,305)     (2,645,713)
                                                      ------------    ------------    ------------

Net cash used in financing activities                   (3,446,965)     (4,436,909)     (7,924,376)
                                                      ------------    ------------    ------------

Net increase (decrease) in cash                            (94,290)       (105,269)        405,741

Cash at beginning of year                                  597,280         702,549         296,808
                                                      ------------    ------------    ------------

Cash at end of year                                   $    502,990    $    597,280    $    702,549
                                                      ============    ============    ============

See accompanying notes to consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 1997, 1996, and 1995

(1)   Organization

      American Pacific Enterprises, Inc. (Company) was incorporated in Ohio in 1984. It designs, manufactures through contract manufacturers, and markets hand-crafted textile home furnishings. The Company's products are manufactured principally in China. Supervision of contract manufacturers and other activities in China is provided by Promising Star Textile Arts, Ltd. (PSTA), a Chinese corporation owned by the Company as of November 21, 1997 and by a shareholder of the Company prior to that date. The Company's supervision of contract manufacturers in certain other countries is provided by Grand Avenue Corp. (Grand Ave.), which is owned by the shareholders of the Company.

      On November 21, 1997, the Company purchased for $200,000 the equity ownership of PSTA that previously was wholly-owned by one of the Company's shareholders. The purchase price approximated the net assets acquired, and the Company believes the fair values of PSTA's assets and liabilities approximate their historical carrying value. As a result of the transaction, PSTA became a wholly-owned subsidiary of the Company and PSTA's balance sheet only has been consolidated as of December 31, 1997. Intercompany balances have been eliminated.

(2)   Summary of Significant Accounting Policies

      (a)   Inventories

            Inventories are stated at the lower of cost or market. Finished goods inventories are valued by the average cost method. Goods in transit represent merchandise for which the Company has title but has not yet received. Work-in-process inventories represent piece goods supplied to the Company's contract manufacturers for fabrication into finished goods. Goods in transit inventories and work-in-process inventories are valued by the specific cost identification method.

            The Company's inventories at December 31, 1997 and 1996, consisted of the following:
                                           1997         1996
                                           ----         ----
            Finished goods            $  9,683,887 $  7,398,493
            Goods in transit             2,695,686    4,390,390
            Work-in-process                444,632      191,934
            Raw materials                  595,113      274,786
                                      ------------ ------------

            Total                     $ 13,419,318 $ 12,255,603
                                      ============ ============

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
December 31, 1997, 1996, and 1995

            (b)   Property and Equipment

            Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of owned assets (3 - 5 years for warehouse and office equipment and 5 years for office furniture and fixtures). Leasehold improvements are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter. Expenditures for repairs and maintenance are charged against operations as incurred, and expenditures for major renovations are capitalized.

            When property is sold or retired, the cost and related accumulated depreciation are removed from the accounts, with any resulting gain or loss reflected in operations.

            (c)   Revenue Recognition

            Sales and the related cost of sales are recognized upon shipment of products. Reserves for estimated sales returns and allowances are recorded in the same accounting period as the related revenues. The total reserve for doubtful accounts, returns, and allowances at December 31, 1997 and 1996, was $1,549,226 and $1,435,635,
            respectively.

            (d)   Income Taxes

            The Company is a Subchapter-S Corporation under provisions of the Internal Revenue Code for federal and certain state income tax purposes. As a result, the Company's income, deductions, and credits are included in the taxable income of the individual shareholders; accordingly, federal and certain state income tax provisions are not included in the accompanying statements of net income. It is the Company's practice to make cash distributions to shareholders in amounts sufficient for them to meet their personal income tax obligations resulting from the Company's S-Corporation status. Such distributions are recognized on the cash basis.

            The Company provides for corporate income taxes for the state of California, the state of New York, New York City, and Grove City (City of Columbus in 1996 and 1995) based on the liability method.

            (e)   Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
December 31, 1997, 1996, and 1995


(f)   Reclassifications

      Certain reclassifications have been made to the December 31, 1996 consolidated balance sheet to conform with the current year presentation.

(3)   Debt

      (a)   Line of Credit Agreement

            The Company has an agreement with its principal banker which provides for maximum credit, including revolving loans and commercial letters of credit, of up to $15 million as of December 31, 1997. Interest is due and payable on a monthly basis, and principal and all remaining accrued interest are due on maturity in June 1998.

            The interest rate charged on the line of credit during 1997 was the prime rate minus .6 percent; at December 31, 1997, the interest rate charged on the line of credit was 7.9 percent. The interest rate charged on the line of credit during 1996 varied from prime rate plus .25 percent to prime rate minus .35 percent; at December 31, 1996, the interest rate charged on the line of credit was 7.9 percent. The interest rate charged on the line of credit during 1995 varied from prime rate plus .25 percent to prime rate plus 1 percent.

            The borrowings under the revolving credit, as well as the related bank note payable agreement, are collateralized by substantially all of the Company's assets including trade accounts receivable, inventories, and property and equipment. The agreement contains covenants which, among other things, requires the Company to maintain a certain minimum net worth.

            At December 31, 1997, the Company was contingently liable for outstanding letters of credit of approximately $251,000 to purchase inventories.

      (b)   Notes Payable

            Notes payable at December 31 consist of the following:

                                                                          1997          1996
                                                                          ----          ----
              Note payable to shareholders, non interest bearing
                 and payable  upon demand                              $ 510,354    $   94,940
              Subordinated notes payable to related parties in annual
                 installments of $250,000 through 1997;
                 interest payable monthly at 10% with the balance
                 due at maturity in December 1998                      3,500,000     3,750,000
              Bank note payable in quarterly installments of
                 $50,000 plus interest at prime plus 3/8%,
                 through June 1997                                             0       100,000
              Note payable to the City of Columbus in monthly
                 installments of $1,842, including fixed interest
                 of 4% through February 1997                                   0         3,665
                                                                       ---------     ---------
                                                                       4,010,354     3,948,605
              Less current portion                                     4,010,354       448,605
                                                                       =========     =========
                                                                       $       0    $3,500,000
                                                                       =========     =========

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
December 31, 1997, 1996, and 1995

(4)   Lease Obligations

      The Company rents its office and showroom in San Francisco and its Ohio warehouses under operating lease agreements which expire at various dates through April 2001. The primary Ohio warehouse lease provides for two three-year renewal options. Rent expense was approximately $612,000, $1,016,000, and $1,383,000 for the years ended December 31, 1997, 1996 and
      1995, respectively.

      Future minimum lease payments under these noncancelable operating leases at December 31, 1997 are as follows:

                                             Minimum
                Year                         Rentals
                ----                         -------

                    1998                  $  586,000
                    1999                     511,000
                    2000                     429,000
                    2001                     110,000
                                           ---------

               Totals                     $ 1,636,000
                                            =========



(5)   Related Party Transactions

      Pursuant to a Management Service Agreement between PSTA and the Company, the Company advanced PSTA, an affiliated company, approximately $335,000, $490,000, and $315,000 for various costs and services related to the Company's import/export activities during the years ended December 31, 1997, 1996, and 1995, respectively.

      Pursuant to a Management Service Agreement between Grand Ave. and the Company, the Company advanced Grand Ave., approximately $85,000 and $130,000 for various costs and services related to supervision of contract manufacturers during the years ended December 31, 1996, and 1995, respectively. Grand Ave. was advanced approximately $365,000 during the year ended December 31, 1997 for such costs and services, other sales support services, and for the use of a store and showroom in New York. At December 31, 1997, the Company had a receivable from Grand Ave. of approximately $126,000, which is included in due from affiliates on the accompanying consolidated balance sheets; at December 31, 1996, there was no amount receivable from or payable to Grand Ave. The Company believes that the fees charged by Grand Ave. for services are comparable to the fees which would be charged by an independent third party.

      The Company received approximately $917,000 from Mecox Lane, Inc., a former affiliate, during 1996, as payment in full for interest and principal due on amounts advanced to Mecox Lane, Inc. and its predecessor, pursuant to notes bearing a 6 percent rate of interest. At December 31, 1997 and 1996, there was no amount receivable from or payable to Mecox Lane, Inc.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (continued)
December 31, 1997, 1996, and 1995


(6)   Supplemental Disclosure for Statements of Cash Flows

      The Company paid interest of approximately $711,000, $909,000, and $1,976,000, and paid income taxes of approximately $127,000, $32,000, and $26,000, for the years ended December 31, 1997, 1996, and 1995, respectively.

      During 1997 and 1996, the Company issued notes payable of $310,354 and $94,940, respectively, to shareholders in lieu of cash distributions.

(7)   Concentration of Risk

      The Company supplies its products primarily to customers in the retail sector, including department and specialty stores, mass merchants, and catalogs. These customers are located primarily throughout the United States. In 1997, 1996, and 1995, the Company's top three customers accounted for approximately 41 percent, 32 percent, and 38 percent, respectively, of net sales. In 1997, the Company's largest customer accounted for over 10 percent of its net sales.

      The concentration of credit risk with respect to the Company's unsecured trade receivables is considered to be limited because the Company closely monitors the creditworthiness of its customers, adjusting credit policies and limits as needed. However, a substantial portion of its customers' ability to discharge amounts owed is dependent upon the retail economic environment. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

(8)   Contingencies

      At December 31, 1997, the Company has guaranteed certain lease obligations of Grand Ave., which obligations are expected to be assigned to the Company during 1998.

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

(9)   Sales to Suppliers

      During 1996, and 1995, the Company sold to certain suppliers components for making finished products. The terms of these sales generally allowed the suppliers to purchase the components at or below cost. The Company recorded sales of approximately $100,000 and $1,100,000 in 1996, and 1995, respectively, for sales to suppliers. The recorded cost of sales for these components was also approximately $100,000 and $1,100,000 in 1996, and 1995, respectively; therefore, no gross profit was recognized on these sales. The difference between the Company's cost for the components and the sales price to the suppliers was recorded as a component of inventory cost for the related finished goods. There were no such sales during 1997.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Balance Sheet
As of October 2, 1998
Unaudited

                    Assets
                    ------
Current assets:
   Cash                                                $    438,881
   Trade accounts receivable, net                        14,607,144
   Due from affiliates                                       27,101
   Inventories                                           15,780,352
   Prepaid expenses and other current assets                343,949
                                                         ----------
Total current assets                                     31,197,427
                                                         ----------

Property and equipment, at cost:
   Warehouse and office equipment                         2,130,310
   Office furniture and fixtures                            174,547
   Leasehold improvements                                   147,092
                                                          ---------
                                                          2,451,949
   Less accumulated depreciation and amortization        (1,529,218)
                                                          ---------
                                                            922,731
Deposits and other                                          147,096
                                                          ---------
Total assets                                           $ 32,267,254
                                                         ==========

                    Liabilities and Shareholders' Equity
                    ------------------------------------
Current liabilities:
   Line of credit                                      $ 16,500,000
   Current portion of notes payable                               0
   Accounts payable                                       1,342,130
   Accrued liabilities                                    1,626,471
                                                         ----------
Total current liabilities                                19,468,601
                                                         ----------


Shareholders' equity:
   Common stock, no par value; 750 shares authorized,
      100 shares issued and outstanding                       1,000
   Retained earnings                                     12,797,653
                                                         ----------

Total shareholders' equity                               12,798,653
                                                         ----------

Contingencies (note 7)

Total liabilities and shareholders' equity            $  32,267,254
                                                         ==========

See accompanying notes to unaudited consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Statements of Net Income
Nine months ended October 2, 1998
Unaudited


Net sales                              $ 53,326,707
Cost of sales                            33,542,394
                                         ----------

Gross profit                             19,784,313

Operating expenses                       12,315,205
                                         ----------

Operating income                          7,469,108

Interest expense                            631,794
                                         ----------

Income before income taxes                6,837,314

State and local income tax expense          136,600
                                         ----------

Net income                              $ 6,700,714
                                         ==========


See accompanying notes to unaudited consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Statement of Shareholders' Equity
Nine months ended October 2, 1998
Unaudited
-----------------------------------------------------------------------
                               Common Stock                    Total
                              --------------   Retained    Shareholders'
                              Shares   Amount  Earnings        Equity
-----------------------------------------------------------------------
Balance at December 31, 1997     100 $  1,000   13,829,355   13,830,355

Capital contribution (Note 8)                      650,000      650,000
Distributions to shareholders                   (8,382,416)  (8,382,416)
Net income                                       6,700,714    6,700,714
-----------------------------------------------------------------------
Balance at October 2, 1998       100 $  1,000   12,797,653   12,798,653
-----------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine months ended October 2, 1998
Unaudited

Cash flows from operating activities:
   Net income                                                $6,700,714
   Adjustments to reconcile net income to net
      cash used in operating activities:
         Stock compensation                                     650,000
         Depreciation and amortization of property
            and equipment                                       249,325
         Gain on disposal of property and equipment           (   2,162)
         Changes in certain assets and liabilities:
            Accounts receivable                              (6,265,748)
            Inventories                                      (2,361,034)
            Prepaid expenses and other current assets        (   81,074)
            Deposits and other                               (   69,379)
            Accounts payable                                 (  278,985)
            Accrued liabilities                                 215,304
                                                              ---------
Net cash used in operating activities                        (1,243,039)

Cash flows from investing activities:
   Capital expenditures for property and equipment           (  389,971)
   Proceeds from disposal of equipment                            8,954
   Advances to affiliates, net                                  107,750
                                                              ---------

Net cash used in investing activities                        (  273,267)
                                                              ---------

Cash flows from financing activities:
   Proceeds from borrowings under line of credit             33,620,617
   Payments on borrowings under line of credit              (19,775,650)
   Payments on notes payable                                ( 4,010,354)
   Distributions to shareholders                            ( 8,382,416)
                                                              ---------

Net cash provided by financing activities                     1,452,197
                                                              ---------

Net decrease in cash                                          (  64,109)

Cash at beginning of period                                     502,990
                                                              ---------

Cash at end of period                                         $ 438,881
                                                              =========


See accompanying notes to unaudited consolidated financial statements.

         AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
         Notes to Condensed Consolidated Financial Statements (Unaudited) October 2, 1998


(1)   Organization

      American Pacific Enterprises, Inc. (Company) was incorporated in Ohio in 1984. It designs, manufactures through contract manufacturers, and markets hand-crafted textile home furnishings. The Company's products are manufactured principally in China. Supervision of contract manufacturers and other activities in China is provided by Promising Star Textile Arts, Ltd. (PSTA), a Chinese corporation wholly owned by the Company. The Company's supervision of contract manufacturers in certain other countries is provided by Grand Avenue Corp. (Grand Ave.), which had been owned by the shareholders of the Company until September 15, 1998, and is owned by the Company subsequent to that date.

      Inter-company balances with respect to PSTA and Grand Ave. have been eliminated.

(2)   Basis of Presentation

      On October 2, 1998 ("the Closing Date"), Glenoit Corporation ("Glenoit") acquired all of the outstanding shares of the Company from the Company's former shareholders (the "Former Shareholders") pursuant to a certain Stock Purchase Agreement (the "Agreement"). Pursuant to the Agreement, Glenoit paid the Former Shareholders approximately $38.1 million in cash subject to certain post-closing adjustments. In addition, the Agreement obligates Glenoit to pay additional purchase consideration to the Former Shareholders in the event the Company attains certain earnings thresholds during 1998 and 1999.

      Concurrent with the closing of the Agreement, Glenoit extinguished principal and interest owed to the Company's former lender (see Note 4).

      The accompanying unaudited financial statements reflect the financial position and results of operations of the Company immediately preceding the acquisition that occurred on October 2, 1998 described above.

      The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended October 2, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. The unaudited financial statements should be read in conjunction with the audited financial statements and footnotes thereto for the fiscal year ended December 31, 1997.

         AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
         Notes to Condensed Consolidated Financial Statements (Unaudited) October 2, 1998

(3)   Summary of Significant Accounting Policies

            (a)   Inventories

            Inventories are stated at the lower of cost or market. Finished goods inventories are valued by the average cost method. Goods in transit represent merchandise for which the Company has title but has not yet received. Work-in-process inventories represent pillow shells, comforter shells and unkitted accessories. Goods in transit inventories and work-in-process inventories are valued by the specific cost identification method.

            The Company's inventories consisted of the following:

                                    Unaudited
                                    October 2,
                                       1998
                                    ----------
            Finished goods        $ 11,050,389
            Goods in transit         3,619,310
            Work-in-process            386,968
            Raw materials              723,685
                                    ----------

            Total                 $ 15,780,352
                                    ==========


            (b)   Property and Equipment

            Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of owned assets. Leasehold improvements are amortized over the estimated useful life of the property or over the term of the lease, whichever is shorter. Expenditures for repairs and maintenance are charged against operations as incurred, and expenditures for major renovations are capitalized.

            When property is sold or retired, the cost and related accumulated depreciation are removed from the accounts, with any resulting gain or loss reflected in operations.

            (c)   Revenue Recognition

            Sales and the related cost of sales are generally recognized upon shipment of products. Reserves for estimated sales returns and allowances are recorded in the same accounting period as the related revenues. The total reserve for doubtful accounts, returns, and allowances at October 2, 1998, was $1,759,539.

            Where right of return exists under guaranteed sales arrangements, revenue is recognized when the products are sold by the retailer.

         AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
         Notes to Condensed Consolidated Financial Statements (Unaudited) October 2, 1998



            (d)   Income Taxes

            Prior to the Closing Date, the Company was a Subchapter-S Corporation under provisions of the Internal Revenue Code for federal and certain state income tax purposes. As a result, the Company's income, deductions, and credits for all periods up until and including the Closing Date are included in the taxable income of the Former Shareholders; accordingly, federal and certain state income tax provisions are not included in the accompanying statements of net income. Prior to the Closing Date, it was the Company's practice to make cash distributions to shareholders in amounts sufficient for them to meet their personal income tax obligations resulting from the Company's S-Corporation status. Such distributions are recognized on the cash basis.

            The Company provides for corporate income taxes for the state of California, the state of New York, New York City, and Grove City (City of Columbus in 1996 and 1995) based on the liability method.

            (e)   Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)   Debt

            (a)   Line of Credit Agreement

            Prior to the Closing Date, the Company had an agreement with its principal banker which provided for maximum credit, including revolving loans and commercial letters of credit, of up to $16.5 million. Under that agreement, interest was due and payable on a monthly basis, and principal and all remaining accrued interest was due on maturity in May 1999.

            The interest rate charged on the line of credit during 1998 varied from the prime rate minus .6 percent to prime rate minus .75 percent; at October 2, 1998, the interest rate charged on the line of credit was 7.5 percent.

            The borrowings under the revolving credit were collateralized by substantially all of the Company's assets including trade accounts receivable, inventories, and property and equipment. The agreement contained covenants which, among other things, required the Company to maintain a certain minimum net worth.

         AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
         Notes to Condensed Consolidated Financial Statements (Unaudited) October 2, 1998



            At October 2, 1998, the Company was contingently liable for outstanding letters of credit of approximately $250,000 to purchase inventories.


(5)   Lease Obligations

      The Company rents its office and showroom in San Francisco and its Ohio warehouses under operating lease agreements which expire at various dates through 2002. The primary Ohio warehouse lease provides for two three-year renewal options. Rent expense was approximately $750,000 for the nine months ended October 2, 1998.

      Future minimum lease payments under these noncancelable operating leases as of October 2, 1998, for the remainder of 1998 and for the years ended December 31, 1999 through 2002, are as follows:

                                     Unaudited
                                     Minimum
            Year                     Rentals
            ----                     -------
               1998              $   176,000
               1999                  802,000
               2000                  711,000
               2001                  400,000
               2002                   98,000
                                   ---------
           Totals                $ 2,187,000
                                   =========




(6)   Concentration of Risk

      The Company supplies its products primarily to customers in the retail sector, including department and specialty stores, mass merchants, and catalogs. These customers are located primarily throughout the United States. During the nine months ended October 2, 1998, the Company's top three customers accounted for approximately 40 percent of net sales. The Company's largest customer accounted for approximately 15 percent of its net sales.

      The concentration of credit risk with respect to the Company's unsecured trade receivables is considered to be limited because the Company closely monitors the creditworthiness of its customers, adjusting credit policies and limits as needed. However, a substantial portion of its customers' ability to discharge amounts owed is dependent upon the retail economic environment. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

         AMERICAN PACIFIC ENTERPRISES, INC. AND SUBSIDIARIES
         Notes to Condensed Consolidated Financial Statements (Unaudited) October 2, 1998

(7)   Contingencies

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.

(8)   Stock Compensation

      The Company had a phantom stock award agreement with three employees. During 1998, the Former Shareholders terminated the agreement with the employees for cash compensation of approximately $650,000. The Company recorded this amount as expense during the nine months ended October 2, 1998.

                      Proforma Consolidated Financial Data

      The following Unaudited Pro Forma Statement of Income of Glenoit Corporation (the "Company") for the nine months ended October 3, 1998 reflects the APE Acquisition as if it had occurred at the beginning of the nine month period.

      The following Unaudited Pro Forma Statement of Income of the Company for the year ended January 3, 1998 reflects (i) the issuance by the Company of the 11% Senior Subordinated Notes due 2007 (the "Notes") and refinancing of the Company's existing credit facilities (together, the "Refinancing") and (ii) the APE Acquisition as if the relevant transactions had occurred at the beginning of the year.

      The above mentioned Unaudited Pro Forma Statements of Income do not reflect (i) any additional expense related to the write up of inventory to fair market value by an estimated amount of $3.0 million, or net of tax of $1.8 million, which will negatively impact the Company's fourth quarter of 1998 operating results as that inventory is sold and (ii) any potential compensation expense associated with additional consideration to be paid based on APE's 1998 and 1999 operating results in connection with the Stock Purchase Agreement.

      A Pro Forma Consolidated Balance Sheet is not included in this filing since the Company filed a Form 10-Q for the quarter ended October 3, 1998 and included in that filing is a Consolidated Balance Sheet of the Company which reflects the APE Acquisition.

      The Pro Forma Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the relevant transactions had occurred at the beginning of each period presented or to project the Company's consolidated results of operations or financial position at any future date or for any future period.

              Unaudited Pro Forma Consolidated Statement of Income
                       Nine Months Ended October 3, 1998
                           (all amounts in thousands)

                                    Glenoit  American  Acquisition      Pro forma
                                    actual   Pacific   adjustments     as adjusted
                                   -------   -------   -----------     -----------
Net sales                        $ 133,067  $ 53,327  $                  $186,394
Cost of sales                       91,073    33,543         43    a      124,659
                                   -------   -------   -----------     -----------
   Gross profit                     41,994    19,784  (      43)           61,735
                                   -------   -------   -----------     -----------
Operating expenses                  19,610    12,315        675    b       32,600
                                   -------   -------   -----------     -----------
Income from operations              22,384     7,469  (     718)           29,135

Other income (expense):
   Interest expense               (  9,608) (    632 )(   2,606)   c     ( 12,846)

   Amortization of deferred
      financing costs             (    479)        0  (     228)   d     (    707)

   Other                          (    182)        0          0          (    182)
                                   -------   -------   -----------     -----------
   Total other                    ( 10,269) (    632 )(   2,834)         ( 13,735)
                                   -------   -------   -----------     -----------
Income before taxes
   and extraordinary items          12,115     6,837  (   3,552)           15,400
Income tax expense                   4,444       137      1,177    e        5,758
                                   -------   -------   -----------     -----------
Income before extraordinary
   items                          $  7,671  $  6,700 $(   4,729)         $  9,642
                                   =======   =======   ==========       ==========

(a) Adjustment to reflect additional depreciation expense related to the write up of APE's equipment to fair value.

(b) Adjustment to reflect the amortization of $22.5 million of goodwill over an estimated useful life of 25 years.

(c) Adjustment to reflect additional interest expense related to the $55.7 million of borrowings under the Company's acquisition facility used in connection with the APE Acquisition offset by savings from APE's debt that was paid off.

(d) Adjustment to reflect the amortization of approximately $1.0 million of fees associated with the borrowings made under the Company's acquisition facility.

(e) Adjustments to reflect income taxes related to the total of the historical APE results and proforma adjustments at an effective rate of 40% less amounts previously reported in APE's historical results.

              Unaudited Pro Forma Consolidated Statement of Income
                           Year Ended January 3, 1998
                           (all amounts in thousands)

                                                                                APE for
                                                 Adjustments     As adjusted   year ended       APE          Pro Forma
                                       Glenoit     for the         for the    December 31,   Acquisition         as
                                       Actual    Refinancing     Refinancing      1997       adjustments      adjusted
                                      --------   -----------     -----------   ----------    -----------     ----------

Net sales                             $146,921     $               $146,921     $ 57,908    $                 $204,829
Cost of sales                           98,062                       98,062       34,728           57  f       132,847
                                      --------   -----------      ---------     --------     ---------        --------
   Gross profit                         48,859                       48,859       23,180      (    57)          71,982
                                      --------   -----------      ---------     --------     ---------        --------

Operating expenses                      22,932                       22,932       14,959          898  g        38,789
                                      --------   -----------      ---------     --------     ---------        --------

Income from operations                  25,927                       25,927        8,221      (   955)          33,193

Other income (expense):
   Interest expense                    (10,938)        1,930  a     (11,853)       ( 711)     ( 3,778) h      ( 16,342)
                                                    (  2,845) b
   Amortization of                                                                            (   304) i       (   940)
      deferred financing                  (646)          160  c     (   636)
      costs                                         (   150 ) d
   Other                               (    87)                     (    87)                                   (    87)
                                      --------   -----------      ---------     --------     ---------        --------
      Total other                      (11,671)     (    905)       (12,576)        (711)     ( 4,082)         (17,369)
                                      --------   -----------      ---------     --------     ---------        --------
Income before taxes and
   extraordinary loss                   14,256      (    905)        13,351        7,510      ( 5,037)          15,824
Income tax expense                       5,391      (    362) e       5,029          111          878  j         6,018
                                      --------   -----------      ---------     --------     ---------        --------
Income before
   extraordinary loss                   $8,865     $(    543)       $ 8,322       $7,399     $( 5,915)         $ 9,806
                                      ========   ===========      =========     ========    ==========        ========

(a) Adjustment to eliminate interest expense incurred under the former credit facility that was paid off in connection with the Refinancing.

(b) Adjustment to reflect interest expense associated with the Notes for the period prior to the Refinancing.

(c) Adjustment to eliminate amortization expense for deferred financing costs related to the former credit facility and debt that was paid off with proceeds from the Refinancing.

(d) Adjustment to reflect amortization of underwriting discounts and other expenses associated with the offering of the Notes and the Refinancing.

(e) Adjustment to income tax expense for impacts of the adjustments from the sale of the Notes and the Refinancing at an effective rate of 40%.

(f) Adjustment to reflect additional depreciation expense related to the write-up of APE's equipment to fair value.

(g) Adjustment to reflect the amortization of $22.5 million of goodwill over an estimated useful life of 25 years.

(h) Adjustment to reflect additional interest expense related to the $55.7 million of borrowings under the Company's acquisition facility used in connection with the APE Acquisition offset by savings from APE's debt that was paid off.

(i) Adjustment to reflect the amortization of approximately $1.0 million of fees associated with the borrowings made under the Company's acquisition facility.

(j) Adjustment to reflect income taxes related to the total of the historical APE results and pro forma adjustments at an effective rate of 40% less amounts previously reported in APE's historical results.